                                   CONTRACTS UNDER
                              FLEXIBLE PREMIUM DEFERRED
                   COMBINATION VARIABLE AND FIXED ANNUITY CONTRACTS
                           TRIPLE CROWN VARIABLE ANNUITY


                                      Issued by


                          FORTIS BENEFITS INSURANCE COMPANY
                            (and its Variable Account D)


                         STATEMENT OF ADDITIONAL INFORMATION

                                   JANUARY 1, 1999

This Statement of Additional Information is not a Prospectus. It is intended that this Statement of Additional Information be read in conjunction with the Prospectus for Contracts under flexible premium deferred combination variable and fixed annuity contracts ("Contracts"), dated January 1, 1999. A copy of the Prospectus may be obtained without charge from Fortis Investors, Inc. 1-800-963-9222, mailing address: P.O. Box 64273, St. Paul, MN 55164. You have the option of receiving benefits under a Contract through Fortis Benefits' Variable Account D or through Fortis Benefits' Guarantee Periods Fixed Account or its General Account Fixed Account.

TABLE OF CONTENTS


Fortis Benefits and the Variable Account . . . . . . . . . . . . . . . . .1
Calculation of Annuity Payments. . . . . . . . . . . . . . . . . . . . . .2
Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
  - Safekeeping of Variable Account Assets . . . . . . . . . . . . . . . .3
  - Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
  - Principal Underwriter  . . . . . . . . . . . . . . . . . . . . . . . .4
Taxation Under Certain Retirement Plans. . . . . . . . . . . . . . . . . .4
Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Variable Account Financial Statements. . . . . . . . . . . . . . . . . . .9
Appendix A -- Performance Information. . . . . . . . . . . . . . . . . .A-1


In order to supplement the description in the Prospectus, the following provides additional information about the Contracts and other matters which may be of interest to you. Terms used in this Statement of Additional Information have the same meanings as are defined in the Prospectus under the heading "Special Terms Used in This Prospectus."

FORTIS BENEFITS AND THE VARIABLE ACCOUNT

Fortis Benefits Life Insurance Company, the issuer of the Contracts, is a Minnesota corporation qualified to sell life insurance and annuity contracts in the District of Columbia and in all states except New York. Fortis Benefits is a wholly-owned subsidiary of Fortis Insurance Company, a stock company organized under the laws of Wisconsin, which itself is a wholly-owned subsidiary of Fortis, Inc. Fortis, Inc. is a corporation based in New York, which manages the United States operations of Fortis (NL) N.V. and Fortis B.

Fortis (NL) N.V. has been in business since 1847 and is a publicly-traded, multi-national insurance, real estate, and financial services group headquartered in The Netherlands. It is one of the largest holding companies in Europe, with subsidiary companies in twelve countries on four continents.
Fortis (NL) N.V. is the third largest insurance company in the Netherlands.


Fortis B is a multi-national insurance, real estate and financial services firm that has been in business since 1824. It has subsidiary companies in eight countries. Fortis B is one of the largest life insurance companies in Belgium. Fortis (NL) N.V. and Fortis B have combined assets of approximately $167 billion.

The assets allocated to the Variable Account are the exclusive property of Fortis Benefits. Registration of the Variable Account under the Investment Company Act of 1940 does not involve supervision of the management or investment practices or policies of the Variable Account or of Fortis Benefits by the Securities and Exchange Commission. Fortis Benefits may accumulate in the Variable Account proceeds from charges under the Contracts and other amounts in excess of the Variable Account assets representing reserves and liabilities under Contracts and other variable annuity contracts issued by Fortis Benefits. Fortis Benefits may from time to time transfer to its general account any of such excess amounts.

Best's Insurance Reports has assigned Fortis Benefits a rating of A (Excellent) for financial position and operating performance. Fortis Benefits has a rating of AA from Standard & Poor's. As defined by Standard & Poor's, insurers rated AA offer "excellent financial security." These ratings represent such rating agencies' independent opinion of Fortis Benefits' financial strength and ability to meet policy holder obligations, but have no relevance to the performance and quality of the assets in Subaccounts of the Variable Account.

CALCULATION OF ANNUITY PAYMENTS

FIXED ANNUITY OPTION

The amount of each annuity payment under a Fixed Annuity Option is fixed and guaranteed by Fortis Benefits. Monthly fixed annuity payments will start as of the end of the Valuation Period that contains the Annuity Commencement Date. At that time, the Contract Value, after any Market Value Adjustment, is computed and that portion of the Contract Value which will be applied to the Fixed Annuity Option selected is determined. The amount of the first monthly payment under the Fixed Annuity Option selected will be at least as large as would result from using the annuity tables contained in the Contract to apply such amount of Contract Value to the annuity form selected. The dollar amounts of any fixed annuity payments after the first are specified during the entire period of annuity payments according to the provisions of the annuity form selected.

VARIABLE ANNUITY OPTION

ANNUITY UNITS. To the extent a Variable Annuity Option has been selected, we convert the Accumulation Units for each Subaccount of the Variable Account into Annuity Units for each chosen Subaccount at their values determined as of the end of the Valuation Period which contains the Annuity Commencement Date. As of such time, any Fixed Account Value to be applied to a Variable Annuity Option is also converted, after any Market Value Adjustment, to Annuity Units in the Subaccounts selected based on the then-current Annuity Unit value. The initial number of Annuity Units in each Subaccount is determined by dividing the amount of the initial monthly variable annuity payment (see "Variable Annuity Option -- Variable Annuity Payments," below) allocable to that Subaccount by the value of one Annuity Unit in that Subaccount as of the time of the conversion. The number of Annuity Units for each Subaccount will remain constant, as long as an annuity remains in force and the allocation among the Subaccounts has not changed.

The value of each Subaccount's Annuity Units will vary to reflect the investment experience of the Subaccount as well as charges deducted from the Subaccount. The value of each Subaccount's Annuity Units is equal to the prior value of the Subaccount's Annuity Units multiplied by the net investment factor for that Subaccount (discussed in the Prospectus under "Contract Value") for the Valuation Period ending on that Valuation Date, with an offset for the 3% assumed interest rate used in the annuity tables of the Contract.

VARIABLE ANNUITY PAYMENTS. Variable annuity payments start at the end of the Valuation Period that contains the Annuity Commencement Date, and will vary in amount as the related Annuity Unit values vary. The amount of the first monthly payment is shown on the annuity tables contained in the Contract for each $1,000 of Contract Value applied to the Variable Annuity Option selected as of the end of such Valuation Period. The first variable annuity payment is, in effect, allocated among the Subaccounts in the same proportion as the Contract Value is allocated among the Subaccounts upon commencement of annuity payments.

Payments after the first will vary in amount and are determined on the first Valuation Date of each subsequent monthly period. If the monthly payment under the annuity form selected is based on the value of Annuity Units of a single Subaccount, the monthly payment is found by multiplying the number of the Contract's Annuity Units for the Subaccount by the Annuity Unit value of such Subaccount as of the first Valuation Date in each monthly period following the Annuity Commencement Date. If the monthly payment under the Variable Annuity Option selected is based upon the value of Annuity Units in more than one Subaccount, this is repeated for each applicable Subaccount. The sum of these payments is the variable annuity payment.

GENDER OF ANNUITANT

The amount of each annuity payment ordinarily will be higher for a male Annuitant than for a female Annuitant with an otherwise identical Contract. This is because, statistically, females tend to have longer life expectancies than males. However, there will be no differences between male and female Annuitants in any jurisdiction, including Montana, where such differences are not permitted. We will also make available Contracts with no such differences in connection with certain employer-sponsored benefit plans. Employers should be aware that, under most such plans, Contracts that make distinctions based on gender are prohibited by law.




SERVICES

SAFEKEEPING OF VARIABLE ACCOUNT ASSETS

Title to the assets of the Variable Account is held by Fortis Benefits. The assets of the Variable Account are kept segregated and held separate and apart from Fortis Benefits' other assets.

EXPERTS

The financial statements of Fortis Benefits Insurance Company appearing in the Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon also appearing in the Prospectus or this Statement of Additional Information, respectively, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

PRINCIPAL UNDERWRITER

Fortis Investors, Inc. ("Fortis Investors"), the principal underwriter of the Contracts, is a Minnesota corporation and a member of the Securities Investors Protection Corporation. The offering of the Contracts is continuous, and Fortis Investors does not anticipate discontinuing the offering of the Contracts, although it reserves the right to do so. Contracts generally will be issued for Annuitants from ages zero to ninety in all states.

TAXATION UNDER CERTAIN RETIREMENT PLANS

Federal income tax information concerning the purchase of Contracts for specific types of retirement plans is set forth below. You should also refer to "Federal Tax Matters" in the Prospectus. The tax information provided is not comprehensive, and you should consult a qualified tax adviser before taking any action in connection with a retirement plan.

SECTION 403(b) ANNUITIES FOR EMPLOYEES OF CERTAIN TAX-EXEMPT ORGANIZATIONS OR PUBLIC EDUCATIONAL INSTITUTIONS

PURCHASE PAYMENTS. Under Section 403(b) of the Internal Revenue Code ("Code"), payments made by certain employers (i.e., tax-exempt organizations meeting the requirements of Section 501(c)(3) of the Code, or public educational institutions) to purchase Contracts for their employees are excludible from the gross income of employees to the extent that such aggregate purchase payments do not exceed certain limitations prescribed by the Code. This is the case whether the purchase payments are a result of voluntary salary reduction amounts or employer contributions. Salary reduction payments are, however, subject to FICA (social security) taxes.

TAXATION OF DISTRIBUTIONS. Distributions from a Section 403(b) tax-deferred annuity are taxed as ordinary income to the recipient as described under "Federal Tax Matters" in the Prospectus. Taxable distributions received before the employee attains age 59 1/2 generally are subject to a 10% penalty tax in addition to regular income tax. Certain distributions are excepted from this penalty tax, including distributions following the employee's death, disability, separation from service after age 55, separation from service at any age if the distribution is in the form of an annuity for the life (or life expectancy) of the employee (or the employee and Beneficiary) and distributions not in excess of deductible medical expenses. In addition, no distributions of voluntary salary reduction amounts will be permitted prior to one of the following events: attainment of age 59 1/2 by the employee or the employee's separation from service, death, disability or hardship. (Hardship distributions will be limited to the lesser of the amount of the hardship or the amount of salary reduction contributions, exclusive of earnings thereon.)

REQUIRED DISTRIBUTIONS. Generally, distributions from Section 403(b) annuities must commence not later than April 1 of the calendar year following the calendar year in which the employee attains age 70 1/2, and such distributions must be made over a period that does not exceed the life expectancy of the employee (or the employee and Beneficiary). A penalty tax of 50% would be imposed on any amount by which the minimum required distribution in any year exceeded the amount actually distributed in that year. In addition, in the event that the employee dies before his or her entire interest in the Contract has been distributed, the employee's entire interest must be distributed in accordance with rules similar to those applicable upon the death of the Participant or Payee in the case of a Non-Qualified Contract, as described in the Prospectus. Certain of these and other provisions are incorporated in a special endorsement attached to Contracts that are intended to qualify under Section 403(b), and reference should be made to that endorsement for its complete terms.

TAX-FREE EXCHANGES AND ROLLOVERS. The Code provides for the tax-free transfer of one Section 403(b) annuity for another Section 403(b) annuity, and the IRS has ruled (Revenue Ruling 90-24) that amounts transferred may qualify as tax-free transfers under certain circumstances. In addition, Section 403(b)(8) of the code permits tax-free rollovers from Section 403(b) programs to individual retirement annuities or other Section 403(b) programs under certain circumstances.

SECTION 401 QUALIFIED PENSION, PROFIT-SHARING OR ANNUITY PLANS

PURCHASE PAYMENTS. Subject to certain limitations prescribed by the Code, purchase payments made by an employer (or a self-employed individual) under a pension, profit-sharing or annuity plan qualified under Section 401 or Section 403(a) of the Code are generally deductible by the employer and excluded from the taxable income of the employee for federal income tax purposes, whether made under a salary reduction agreement or directly by employer contributions.
Salary reduction payments are, however, subject to FICA (social security) taxes. Purchase payments made directly by an employee generally are made on an after-tax basis.

TAXATION OF DISTRIBUTIONS. Distributions from Contracts purchased under these qualified plans are taxable as ordinary income, except to the extent allocable to an employee's after-tax contributions, as described under "Federal Tax Matters -- Qualified Plans," in the Prospectus. However, if an employee or other payee receives a "lump sum" distribution, as defined in the Code, from an exempt employees' trust, the taxable portion of the distribution may be subject to special tax treatment. For most individuals receiving lump sum distributions after attaining age 59 1/2, the rate of tax may be determined under a special 5-year income averaging provision. Those who attained age 50 by January 1, 1986 may instead elect to use a 10-year income averaging provision based on the income tax rates in effect for 1986. Taxable distributions received prior to attainment of age 59 1/2 under a Contract purchased under a qualified plan are subject to the same 10% penalty tax (and the same exceptions) as described above with respect to Section 403(b) annuities.

REQUIRED DISTRIBUTIONS. The minimum distribution requirements for these qualified plans are generally the same as described above with respect to
Section 403(b) annuities.

TAX-FREE ROLLOVERS. If, within 60 days of receipt, an employee who receives a single sum distribution transfers all of the taxable amount received to another plan qualified under Section 401 or 403(a), or to an individual retirement account or annuity as provided for under the Code, the transferred amount will not be taxed in the year of distribution. Certain "partial" distributions may also qualify for tax-free rollover treatment, but only if transferred to an individual retirement account or annuity. However, income tax may be withheld from the distribution unless the distribution is transferred directly from the qualified plan to the individual retirement account or individual retirement annuity.

INDIVIDUAL  RETIREMENT ANNUITIES

PURCHASE PAYMENTS. Individuals may make contributions for individual retirement annuity ("IRA") Contracts. Deductible contributions for any year may be made up to the lesser of $2,000 or 100% of compensation for individuals who (1) are not (and whose spouses are not) active participants in another retirement plan, (2) are unmarried and have adjusted gross income of $25,000 or less, or (3) are married and have adjusted gross income of $40,000 or less. An individual may also establish an IRA for his or her spouse if they file a joint return for the taxable year and his or her spouse earns less than the individual does for that year. The annual purchase payments for both spouses' Contracts cannot exceed the lesser of $4,000 or 100% of the couple's combined earned income, and no more than $2,000 may be contributed to either spouse's IRA for any year. Individuals who are active participants in other retirement plans and whose adjusted gross income (with certain special adjustment) exceed the cut-off point ($25,000 for unmarried, $40,000 for married persons filing jointly, and $0 for married persons filing a separate return) by less than $10,000 are entitled to make deductible IRA contributions in proportionately reduced amounts. For example, a married individual who is an active participant in another retirement plan and files a separate tax return is entitled to a partial IRA deduction if the individual's adjusted gross income is less than $10,000 and no IRA deduction if his or her adjusted gross income is equal to or greater than $10,000.

An individual may make non-deductible IRA contributions to the extent of (1) the lesser of $2,000 ($4,000 in the case of a spousal IRA) or 100% of compensation over (2) the IRA deductible contribution made with respect to the individual.

An individual may not make any contributions to his/her own IRA for the year in which he/she reaches age 70 1/2 or for any year thereafter. Contributions to a spouse's IRA may not be made for any year in which that spouse reaches age
70 1/2 or for any year thereafter.

TAXATION OF DISTRIBUTIONS. Distributions from IRA Contracts are taxed as ordinary income to the recipient, although special rules exist for the tax-free return of non-deductible contributions. In addition, taxable distributions received under an IRA Contract prior to age 59 1/2 are subject to a 10% penalty tax in addition to regular income tax. Certain distributions are exempted from this penalty tax including distributions following the owner's death or disability or distribution in the form of an annuity for the life (or life expectancy) of the owner (or the owner and beneficiary), or distributions not in excess of deductible medical expenses or certain distributions to pay health insurance premiums after an extended period of unemployment.

REQUIRED DISTRIBUTIONS. The minimum distribution requirements for IRAs are generally the same as described above with respect to Section 403(b) annuities. Certain of these and other provisions are incorporated in a special endorsement attached to IRA Contracts, and reference should be made to that endorsement for its complete terms.

TAX-FREE ROLLOVERS. The Code permits funds to be transferred in a tax-free rollover from a qualified employer pension, profit-sharing, annuity, bond purchase or tax-deferred annuity plan to an IRA Contract if certain conditions are met, and if the rollover of assets is completed within 60 days after the distribution from the qualified plan is received. In addition, not more frequently than once every twelve months, amounts may be rolled over tax-free from one IRA to another, subject to the 60-day limitation and other requirements. The once-per-year limitation on rollovers does not apply to direct transfers of funds between IRA custodians or trustees.

SIMPLIFIED EMPLOYEE PENSION PLANS

PURCHASE PAYMENTS. Under Section 408(k) of the Code, employers may establish a type of IRA plan referred to as a simplified employee pension plan (SEP). Employer contributions to a SEP cannot exceed the lesser of $24,000 or 15% of the employee's earned income. Employees of certain small employers may have contributions made to a special kind of SEP (SARSEP) on their behalf on a salary reduction basis if the SARSEP plan was in effect on December 31, 1996. These salary reduction contributions may not exceed $9,500 in 1997, which is indexed for inflation. Employees of tax-exempt organizations and state or local government agencies have never been eligible for the salary reduction type of SEP.

TAXATION OF DISTRIBUTIONS. Generally, distribution payments from SEPs are subject to the same distribution rules described above for IRAs.

REQUIRED DISTRIBUTIONS. SEP distributions are subject to the same minimum required distribution rules described above for IRAs.

TAX-FREE ROLLOVERS. Generally, rollovers and direct transfers may be made to and from SEPs in the same manner as described above for IRAs, subject to the same conditions and limitations. Rollovers to other IRAs, excluding SIMPLE IRAs are also possible. Special rules apply if the rollover is from a SARSEP IRA.

SECTION 408(p) SIMPLE IRA PLANS

PURCHASE PAYMENTS: Under Section 408(p) of the Code, small employers may establish a type of IRA plan referred to as a Savings Incentive Match Plan for Employees (SIMPLE Plan). An employee may contribute annually through his or her employer a pre-tax salary reduction contribution not to exceed the lesser of $6,000 or 100% of compensation. The employer must annually either (1) match the employee contribution dollar for dollar up to 3% of pay, or (2) make a 2% of pay contribution for each eligible employee regardless of whether the employee makes any salary reduction contribution. In two out of every five years, the employer has the option to reduce the matching contribution as low as 1% of pay but advance notice must be provided to employees.

TAXATION OF DISTRIBUTIONS: Generally, distributions from SIMPLE IRA Plans are subject to the same distribution rules described above for IRAs. However, if an individual withdraws any amount from his SIMPLE IRA Plan within the first two years of his or her commencement of participation in the employer's SIMPLE IRA Plan, the 10% penalty tax for premature distribution, if such tax applies, will be increased to 25%.

REQUIRED DISTRIBUTIONS: SIMPLE distributions are subject to the same minimum distribution rules described above for IRAs.

TAX-FREE ROLLOVERS: Generally, rollovers and direct transfers may be made to and from SIMPLE IRAs in the same manner as described above for IRAs, subject to the same conditions and limitations. Rollovers or transfers to other IRAs, other than SIMPLE IRAs, are also possible but only after the second anniversary of commencement of participation in the employer's SIMPLE IRA Plan.

SECTION 457 UNFUNDED DEFERRED COMPENSATION PLANS OF PUBLIC EMPLOYERS AND TAX-EXEMPT ORGANIZATIONS

PURCHASE PAYMENTS. Under Section 457 of the Code, all individuals who perform services for a state or local government or governmental agency may participate in a deferred compensation program. Other tax-exempt employers may establish unfunded deferred compensation plans under Section 457 for employees and/or independent contractors.

Though not actually a qualified plan as that term is normally used, this type of program allows individuals to defer the receipt of compensation that otherwise would be currently payable and therefore to defer the payment of federal income taxes on such amounts. Assuming that the program meets the requirements to be considered an eligible deferred compensation plan (an "EDCP"), an individual may contribute (and thereby defer from current income for tax purposes) the lesser of $7,500 or 33-1/3% of the individual's includible compensation. (Includible compensation means compensation from the employer which would be currently includible in gross income for federal tax purposes.) In addition, during the last three years before an individual attains normal retirement age, additional "catch-up" deferrals are permitted.

The amounts which are deferred may be used by the employer to purchase the Contracts offered by this Prospectus. The Contract is owned by the employer and is subject to the claims of the employer's creditors. The employee has no rights or interest in the Contract and is entitled only to payment in accordance with the EDCP provisions.

TAXATION OF DISTRIBUTIONS. Amounts received by an individual from an EDCP are includible in gross income for the taxable year in which such amounts are paid or otherwise made available.

DISTRIBUTIONS BEFORE SEPARATION FROM SERVICE. Distributions generally are not permitted under an EDCP prior to separation from service or reaching age 70 1/2, except in cases of severe financial hardship. Hardship distributions are includible in the gross income of the individual in the year in which paid.

REQUIRED DISTRIBUTIONS. The distribution requirements for these qualified plans are generally the same as described above with respect to Section 403(b) annuities. However, if distributions do not commence before the employee's death, the entire interest in the Contract must be distributed within 15 years if the beneficiary is not the employee's surviving spouse.

TAX-FREE TRANSFERS. The Code permits the tax-free direct transfer of EDCP amounts to another EDCP, subject to certain conditions. Any transfers must be with employer consent.

PRIVATE EMPLOYER UNFUNDED DEFERRED COMPENSATION PLANS

PURCHASE PAYMENTS. Private taxable employers may establish unfunded, non-qualified deferred compensation plans for a select group of management or highly compensated employees and/or for independent contractors. Certain arrangements of tax-exempt employers entered into prior August 16, 1986, and not subsequently modified, are also subject to the rules for private taxable employer deferred compensation plans discussed below. (Unfunded deferred compensation plans of other tax-exempt employers are generally subject to the requirements of Section 457.)

These types of programs allow individuals to defer receipt of up to 100% of compensation which would otherwise be includible in income and therefore to defer the payment of federal income taxes on such amounts. Purchase payments made by the employer, however are not immediately deductible by the employer, and the employer is currently taxed on any increase in Contract Value.

Deferred compensation plans represent a contractual promise on the part of the employer to pay current compensation at some future time. The Contract is owned by the employer and is subject to the claims of the employer's creditors. The individual has no right or interest in the Contract and is entitled only to payment from the employer's general assets in accordance with plan provisions.

TAXATION OF DISTRIBUTIONS. Amounts received by an individual from a private employer deferred compensation plan are includible in gross income for the taxable year in which such amounts are paid or otherwise made available.

WITHHOLDING

Annuity payments and other amounts received under Contracts are subject to income tax withholding unless the recipient elects not to have taxes withheld. The amounts withheld will vary among recipients depending on the tax status of the individual and the type of payments from which taxes are withheld.

Notwithstanding the recipient's election, withholding may be required with respect to certain payments to be delivered outside the United States and, with respect to certain distributions from certain types of qualified retirement plans, unless the proceeds are transferred directly to another qualified retirement plan. Moreover, special "backup withholding" rules may require Fortis Benefits to disregard the recipient's election if the recipient fails to supply Fortis Benefits with a "TIN" or taxpayer identification number (social security number for individuals), or if the Internal Revenue Service notifies Fortis Benefits that the TIN provided by the recipient is incorrect.

MISCELLANEOUS

The computer systems Fortis Benefits uses to process policy transactions and valuations need to be adjusted to be able to continue to administer its policies after Year 2000. Fortis Benefits is devoting all resources necessary to make these systems modifications and expects that the necessary changes will be completed on time and in a way that will result in no disruption to its policy servicing operations. However, as is the case with most system conversion projects, risks and uncertainties exist, due in part to reliance on third party vendors. Nonperformance by any of these entities, or other unforeseen circumstances, could have a material adverse impact on Fortis Benefits' ability to perform its policy servicing operations. Fortis Benefits is closely monitoring these entities to avoid any unforeseen circumstances.

VARIABLE ACCOUNT FINANCIAL STATEMENTS

This Statement of Additional Information contains no financial statements for the Subaccounts of the Variable Account because the available Subaccounts of the Variable Account have not yet commenced operations, has no assets or liabilities, and has received no income nor incurred any expenses as of the date of this Statement of Additional Information.